Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239706 and 333-256614) and Form S-8 (No. 333-210633, 333-216903, 333-223614, 333-230137,  333-236584, and 333-254430) of Aeglea BioTherapeutics, Inc. of our report dated March 8, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 8, 2022